SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Stocktwits:

1.	$ONCS Alpha will NOT let OncoSec run out of money before it can complete clinical trials.

If its proposal were accepted, Alpha would continue to be OncoSec’s largest stockholder. Even before funding any part of the $30 million direct investment into OncoSec, Alpha would already have over $25 million invested in the company. It is completely illogical to believe Alpha would invest $25 million only to allow OncoSec to run out of money.

SEC Disclaimer: https://votenooncosec.com/stocktwits-disclaimer-2/

2.	$ONCS Alpha’s offer IS superior and IS in the best interest of stockholders.

Alpha is offering $39.3 million versus $30 million from China Grand, and giving stockholders the opportunity to receive a cash premium if they choose. Stockholders get no cash whatsoever under the China Grand Takeover and there is no certainty that China Grand will ever offer cash to OncoSec’s stockholders.

SEC Disclaimer: https://votenooncosec.com/stocktwits-disclaimer-2/

3.	$ONCS Stockholders CANNOT count on China Grand to invest at $4.50 per share.

China Grand has no obligation whatsoever to exercise its so-called “option” and purchase shares at $4.50. In fact, one year and one day after its deal closes China Grand can offer any price they want or nothing at all. In fact, we believe that a reasonable interpretation of the legal agreements between OncoSec and China Grand permit China Grand to make offers at prices below $4.50 even before the expiration of the one-year period. Alpha, on the other hand, has guaranteed a 25% premium regardless of where the stock is trading.

SEC Disclaimer: https://votenooncosec.com/stocktwits-disclaimer-2/